EXHIBIT 10.1

RESOLUTION OF THE SHAREHOLDERS

OF

ASSET SOLUTIONS INC.

The following is a true copy of the resolution duly adopted by the Majority of the Shareholders of the Corporation at a special meeting, notice to this meeting having been waived, held this 25th day of January, 2017;

WHEREAS there has been presented to and considered by this meeting a Motion to Change the Name of the Corporation;

NOW THEREFORE BE IT RESOLVED that the majority of shareholders having considered this matter, and having opened the floor to all those who voice a preference in the issue and pursuant to NRS 78.320, have overwhelmingly decided and RESOLVED that:

From this day forth, the Corporation shall be known as:

MEGA BRIDGE INC.

Said Motion is hereby passed and the corporate books, records and the Company shall file this Resolution in the corporate records.

Dated: January 25th, 2017

______________________

Young Hua Song,

on behalf of First Legacy Management LLC., Majority Shareholders